Exhibit 23(l)
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750
July 1, 2009
Rivus Bond Fund
113 King Street
Armonk, NY 10504
          Re:      Rights Offering
Ladies and Gentlemen:
          We have acted as counsel to Rivus Bond Fund, a statutory trust formed under the laws of the State of Delaware (the “Fund”) in connection with the issuance by the Fund of 1,650,893 shares of beneficial interest of the Fund (the “Shares”), par value $0.01 per Share, pursuant to the exercise of rights (the “Rights”) to be distributed to shareholders of the Fund, all in accordance with the Fund’s registration statement on Form N-2 under the Securities Act of 1933, as amended, (the “Securities Act”) and the Investment Company Act of 1940, as amended, (the “1940 Act”) as filed with the Securities and Exchange Commission (the “Commission”) on January 27, 2009 and Pre-effective Amendment No. 1, under the Securities Act, and Amendment No. 25 under the 1940 Act, filed with the Commission on July 1, 2009 (collectively, the “Registration Statement”).
          You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Fund’s Registration Statement, the Declaration of Trust and By-Laws of the Fund, and the action of the Fund that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Fund. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
          Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

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Rivus Bond Fund

July 1, 2009
          Based upon and subject to the foregoing, we are of the opinion that:
          1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and
          2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.
          This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the prospectus that is being filed as part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP

cc:	Mr. W. Thacher Brown, Chairman of the Board of Directors Mr. Clifford D. Corso, President Joseph V. Del Raso, Esq.